NEWS RELEASE

Hastings	CONTACT:	Dan Crow PR11-200
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Results for the First Quarter of Fiscal 2011
AMARILLO, Texas, May 16, 2011—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2011. Net earnings were approximately $0.4 million, or $0.05 per diluted share, for the first quarter of fiscal 2011 compared to net earnings of approximately $1.0 million, or $0.11 per diluted share, for the first quarter of fiscal 2010.
Operating income was approximately $1.0 million for the first quarter of fiscal 2011 compared to approximately $1.5 million for the first quarter of fiscal 2010. Adjusted operating income, which excludes gift card breakage revenue and stock compensation expense, was approximately $1.1 million for the first quarter of fiscal 2011 compared to approximately $1.5 million in the first quarter of fiscal 2010. Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately $5.1 for the first quarter of fiscal 2011 compared to approximately $5.9 million for the first quarter of fiscal 2010. Adjusted EBITDA, which excludes gift card breakage revenue and stock compensation expense, was approximately $5.3 for the first quarter of fiscal 2011 compared to approximately $5.8 million for the first quarter of fiscal 2010. Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“We faced a challenging quarter primarily due to a poor slate of new releases for movies and books,” said John H. Marmaduke, Chief Executive Officer and Chairman. “Specifically, the box office value of movies that came to Blu-ray and DVD during the quarter was down approximately 25% compared to the first quarter of fiscal 2010, which directly impacted our sale and rental of movies. The release of Avatar, The Twilight Saga: New Moon, and The Blind Side during the first quarter of fiscal 2010, with no strong comparable releases in 2011, was a big driver of the decline in box office value. Book sales were impacted by a 22% decrease in new release content, which we define as those titles for which we purchase more than 1,000 copies, during the current quarter as compared to the same period in the prior year. Additionally, increasing prices of gasoline and groceries impacted consumer discretionary spending thereby reducing store traffic during the quarter. We continued to focus on controlling our costs. We reduced selling, general and administrative expenses by $1.7 million, or 3.7%, for the first quarter as compared to the first quarter of fiscal 2010. Additionally, we continue to focus on maintaining a strong balance sheet. We reduced debt by $5.3 million during the quarter, and merchandise inventories were approximately $4.5 million less than a year ago.”
“I am excited to announce that we are currently working on an initiative that will allow us to begin selling electronic books via our website, www.goHastings.com, which we estimate will be available by the end of the third quarter of fiscal 2011. Consumers will be able to access www.goHastings.com to shop for electronic books as well as any other entertainment needs through an application preloaded onto an electronic book reader or downloaded to existing mobile devices. The completion of this initiative will help us drive additional revenues, and, more importantly, it will position www.goHastings.com for any future digital entertainment, including movies and games, in addition to our existing digital music offerings. We expect that selling electronic books on our website will compliment sales of physical books in our stores. Our flexible multimedia store model and seamless selection of new and used products paired with the offerings on www.goHastings.com, including digital delivery of entertainment, makes Hastings a sustainable retailer, and we expect future market share growth as many of our competitors continue to shut their doors.”

Financial Results for the First Quarter of Fiscal Year 2011
Revenues. Total revenues for the first quarter decreased approximately $5.0 million, or 3.8%, to $124.1 million compared to $129.1 million for the first quarter of fiscal 2010. As of April 30, 2011, we operated one less superstore, as compared to April 30, 2010, and operated one concept store, Sun Adventure Sports, which opened during July 2010. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended April 30,
	2011		2010		Decrease
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$104,463	84.2%	$108,125	83.8%	$(3,662)	-3.4%
Rental Revenue	19,528	15.7%	20,779	16.1%	(1,251)	-6.0%
Gift Card Breakage Revenue	146	0.1%	194	0.1%	(48)	-24.7%

Total Revenues	$124,137	100.0%	$129,098	100.0%	$(4,961)	-3.8%

Comparable-store revenues (“Comp”)

Total	-3.4%
Merchandise	-2.9%
Rental	-5.8%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2011	2010
Trends	11.9%	8.9%
Hardback Café	5.2%	15.6%
Video Games	2.5%	25.2%
Music	1.3%	-4.8%
Electronics	-1.9%	4.1%
Consumables	-6.0%	9.4%
Movies	-6.5%	11.1%
Books	-9.1%	-1.2%
Trends Comps increased 11.9% for the quarter primarily driven by increased sales of new and used comics, apparel, “As Seen on TV” products including Pillow Pets, and strong sales of shaped rubber bands and collectible card games, such as Magic: The Gathering. The increase in new and used comic sales is primarily due to an expanded comic footprint in 126 stores. Key drivers in the apparel category included hats, jewelry, and bags. Hardback Café Comps increased 5.2% due to increased sales of specialty café drinks. Video Game Comps increased 2.5% primarily due to increased sales of video game consoles, used video games for the Microsoft XBOX 360, Nintendo Wii, and Sony Playstation 3, new and used video gaming accessories and new Microsoft XBOX 360 video games. These increases were partially offset by lower sales of new Sony Playstation 3 and Nintendo Wii video games. Sales of new Nintendo Wii games were impacted by low allocations of Nintendo first party titles. Music Comps increased 1.3% for the quarter due to increased sales of new CD’s partially offset by lower sales of used CDs. Sales of new music, which have been in decline for several years, were up 4.6% for the first quarter. Electronics Comps decreased 1.9% for the quarter resulting from lower sales of Blu-ray players and recordable media, partially offset by increased sales of iPods and MP3 players and increased sales of PC Accessories. Sales of Blu-ray players were negatively impacted by a lower average selling price during the current quarter as compared to the same period in the prior year. Consumables Comps decreased 6.0% for the quarter primarily driven by lower sales of fountain drinks and bottled drinks. Movies Comps decreased 6.5% for the quarter primarily due to lower sales of new DVDs, partially offset by increased sales of new and used DVD boxed set and used Blu-ray movies. Movie sales were negatively impacted by a 25% drop in box office value of movies that came to Blu-ray and DVD during the first quarter as compared to the same period in the prior year. Our top three selling movies during the current quarter generated approximately 54% less revenue than the top three selling movies during the comparable period in the prior year. Books Comps decreased 9.1% for the quarter primarily due to lower sales of new and used mass market books, trade paperbacks and hardbacks. Sales of new books, which decreased 8.6% for the quarter, were impacted by several books that were made into movies during the first quarter of fiscal 2010. The movie tie-ins helped drive sales of related books. Some titles with movie tie-ins during the first three months of fiscal 2010 included Rick Riordan’s Percy Jackson and the Olympians series, and Dear John and The Last Song by Nicholas Sparks. There were no comparable strong movie tie-ins during the current quarter. Sales of new books were also impacted by a weaker slate of new book releases as compared to the same period in the prior year and the increasing popularity of electronic book readers. Sales of used books, which decreased 19.6% for the quarter, were also impacted by the weaker slate of new book release which in turn led to a less favorable inventory of used titles. These decreases were partially offset by increased sales of value books, which increased 8.7% for the period.

Rental Comps decreased 5.8% for the quarter, primarily due to fewer rentals of DVDs and books on CD partially offset by increased rentals of games and Blu-ray movies. Rental Video Comps decreased 7.0% for the quarter and units rented decreased 9.0%. Rental Video Comps sales were negatively impacted by fewer titles released in the $20 million to $80 million gross box office range, which typically represent our best renters. Rental Video Game Comps increased 7.7% and units rented increased 2.8%. We are currently exiting the Book on CD category of our rental business.
Gross Profit — Merchandise. For the first quarter, total merchandise gross profit dollars decreased approximately $1.4 million, or 4.2%, to $32.3 million from $33.7 million for the same period in the prior year, primarily due to lower revenues. As a percentage of total merchandise revenue, merchandise gross profit decreased to 31.0% for the quarter compared to 31.2% for the same period in the prior year, resulting primarily from increased costs to return products partially offset by lower shrinkage expense. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the first quarter, total rental gross profit dollars decreased approximately $0.9 million, or 6.9%, to $12.2 million from $13.1 million for the same period in the prior year, primarily due to lower revenues. As a percentage of total rental revenue, rental gross profit decreased to 62.7% for the quarter compared to 62.9% for the same period in the prior year.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A remained consistent for the first quarter at 35.2%. SG&A decreased approximately $1.7 million during the quarter, or 3.7%, to $43.7 million compared to $45.4 million for the same quarter last year. The primary drivers of the decrease in total SG&A included a decrease of approximately $0.8 million in store advertising expense, a decrease of approximately $0.3 million in store labor costs, and a decrease of approximately $0.2 million in depreciation expense.
Interest Expense. For the first quarter, interest expense increased approximately $0.1 million, or 100%, to $0.2 million, compared to $0.1 million for the same period in the prior year, primarily as a result of higher interest rates incurred under our Amended and Restated Loan and Security Agreement partially offset by lower average debt levels outstanding during the quarter. The average rate of interest charged for the quarter increased to 2.6% compared to 1.9% for the same period in the prior year.
Income Tax Expense. During the three months ended April 30, 2010, the Company recorded a discrete tax benefit of approximately $0.2 million related to amended state returns resulting from an Internal Revenue Service audit of the Company’s previously filed Federal tax returns. No discrete tax items were recorded during the three months ended April 30, 2011. Primarily as a result of this discrete tax benefit, the effective tax rate for the first quarter of fiscal 2011 increased to 47.1% compared to 28.3% for the first quarter of fiscal 2010.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of April 30, 2011, the Board of Directors had approved increases in the program totaling $32.5 million. During the first quarter of fiscal 2011, we purchased a total of 129,400 shares of common stock at a cost of $653,598, or $5.05 per share. As of April 30, 2011, a total of 4,808,040 shares had been repurchased under the program at a cost of approximately $29.9 million, for an average cost of approximately $6.22 per share. As of April 30, 2011 a total of $7.6 million remained available under the stock repurchase program.
Store Activity
Since March 21, 2011, which was the last date we reported store activity, we have the following activity to report.
•	Store opened in Nampa, Idaho on April 18, 2011. This store is our fifth in the Boise area and contains 20,201 selling square footage.

Fiscal Year 2011 Guidance
“Results for the quarter fell short of our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Based on certain promotional initiatives we are taking to drive revenues and our continued focus on costs, which were less than our internal forecast, we expect to make up the shortfall during the remaining three quarters. Consequently, we are reaffirming our guidance of net earnings per share ranging from $0.22 to $0.37 for the full fiscal year ending January 31, 2012.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 146 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate a concept store, Sun Adventure Sports, in Amarillo, Texas.
We also operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2011	2010	2011
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,040	$4,620	$6,149
Merchandise inventories, net	148,340	152,804	146,636
Deferred income taxes	6,433	6,777	6,022
Prepaid expenses and other current assets	11,121	9,364	11,742

Total current assets	171,934	173,565	170,549

Rental assets, net	13,392	13,432	13,129
Property and equipment, net	40,774	45,616	41,588
Deferred income taxes	1,713	2,974	1,668
Intangible assets, net	391	391	391
Other assets	2,318	1,366	2,358

Total assets	$230,522	$237,344	$229,683

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$66,470	$69,973	$60,555
Accrued expenses and other current liabilities	26,093	26,177	26,124

Total current liabilities	92,563	96,150	86,679

Long-term debt, excluding current maturities	26,431	26,435	31,766
Other liabilities	6,703	6,262	6,512

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,975	36,978	36,673
Retained earnings	89,002	87,902	88,589
Accumulated other comprehensive income	147	68	107
Treasury stock, at cost	(21,418)	(16,570)	(20,762)

Total shareholders’ equity	104,825	108,497	104,726

Total liabilities and shareholders’ equity	$230,522	$237,344	$229,683

Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended
	April 30,
	2011	2010
	(unaudited)	(unaudited)

Merchandise revenue	$104,463	$108,125
Rental revenue	19,528	20,779
Gift card breakage revenue	146	194

Total revenues	124,137	129,098

Merchandise cost of revenue	72,120	74,426
Rental cost of revenue	7,285	7,705

Total cost of revenues	79,405	82,131

Gross profit	44,732	46,967

Selling, general and administrative expenses	43,710	45,436
Pre-opening expenses	58	—

Operating income	964	1,531

Other income (expense):
Interest expense, net	(202)	(132)
Other, net	19	20

Income before income taxes	781	1,419

Income tax expense	368	401

Net income	$413	$1,018

Basic income per share	$0.05	$0.11

Diluted income per share	$0.05	$0.11

Weighted-average common shares outstanding:
Basic	8,711	9,432
Dilutive effect of stock awards	211	236

Diluted	8,922	9,668

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Three Months Ended April 30,
	2011	2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$413	$1,018
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	2,889	2,654
Purchases of rental assets	(5,869)	(5,980)
Property and equipment depreciation expense	4,155	4,321
Deferred income taxes	(456)	(637)
Loss on rental assets lost, stolen and defective	495	470
Loss on disposal or impairment of property and equipment, excluding rental assets	34	19
Non-cash stock-based compensation	302	143

Changes in operating assets and liabilities:
Merchandise inventories	519	(2,105)
Other current assets	621	756
Trade accounts payable	4,034	12,092
Accrued expenses and other current liabilities	(31)	(1,951)
Other assets and liabilities, net	271	(4)

Net cash provided by operating activities	7,377	10,796

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,376)	(2,260)

Net cash used in investing activities	(3,376)	(2,260)

Cash flows from financing activities:
Net repayments under revolving credit facility	(5,335)	(11,739)
Purchase of treasury stock	(656)	(959)
Change in cash overdraft	1,881	(187)
Proceeds from exercise of stock options	—	106

Net cash used in financing activities	(4,110)	(12,779)

Net decrease in cash and cash equivalents	(109)	(4,243)

Cash and cash equivalents at beginning of period	6,149	8,863

Cash and cash equivalents at end of period	$6,040	$4,620

Balance Sheet and Other Ratios ( A )
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2011	2010
Merchandise inventories, net	$148,340	$152,804
Inventory turns, trailing 12 months (B)	1.94	1.89

Long-term debt	$26,431	$26,435
Long-term debt to total capitalization (C)	20.1%	19.6%

Book value (D)	$104,825	$108,497

Book value per share (E)	$11.75	$11.22

	Three Months Ended April 30,
	2011	2010
Comparable-store revenues ( F ):
Total	-3.4%	4.9%
Merchandise	-2.9%	6.3%
Rental	-5.8%	-1.7%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the three months ended April 30, 2011 and 2010, respectively.

(F)
Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Three months ended April 30,
	2011	2010
Net cash provided by operating activities	$7,377	$10,796
Purchase of property, equipment and improvements, net	(3,376)	(2,260)

Free cash flow	$4,001	$8,536

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended April 30,
	2011	2010
Net income	$413	$1,018
Adjusted for
Interest expense, net	202	132
Income tax expense	368	401
Property and equipment depreciation expense	4,155	4,321

EBITDA	5,138	5,872

Gift card breakage revenue	(146)	(194)
Non-cash stock-based compensation	302	143

Adjusted EBITDA	$5,294	$5,821

Adjusted Operating Income (Loss)
Adjusted operating income (loss) is defined as operating income (loss) excluding gift card breakage revenue, stock based compensation expense and store asset impairments. The following table reconciles operating income (loss), a GAAP financial measure, to adjusted operating income (loss), a non-GAAP financial measure (in thousands):

	Three months ended April 30,
	2011	2010
Operating income	$964	$1,531
Adjusted for
Gift card breakage revenue	(146)	(194)
Non-cash stock-based compensation	302	143

Adjusted operating income	$1,120	$1,480

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income (loss), operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may not be comparable to similarly titled measures used by other companies.